Exhibit 99.1

FOR IMMEDIATE RELEASE

Omega Protein Announces Strategic Plan to Streamline Gulf of Mexico Operations

Company to Close Cameron, Louisiana Facility and Retire Vessels to Increase Efficiencies

Houston, TX – December 10, 2013 – Omega Protein Corporation (NYSE:OME), a nutritional product company and a leading integrated producer of omega-3 fish oil and specialty protein products, today announced a plan to streamline its Gulf of Mexico operations and increase efficiencies through the permanent closure of the Company’s menhaden fish processing plant located in Cameron, Louisiana and the redeployment of certain vessels from that plant.

The strategic decision to close the facility and redeploy these vessels is the result of Omega Protein’s efforts to improve financial performance by increasing the utilization of its existing assets and reducing maintenance-related capital expenditures. After a thorough review of its fishing facility operations and anticipated future capital requirements, the Company believes that consolidating its two western Gulf of Mexico facilities into a single facility based in Abbeville, Louisiana would improve long term operating and capital efficiencies.

Accordingly, the Company developed a plan to close the Cameron facility and re-deploy a portion of that facility’s vessels and employees to the Company’s other Gulf Coast facilities located in Abbeville, Louisiana and Moss Point, Mississippi. Of the 7 vessels that fished from Cameron in 2013, the Company expects to reassign 4 vessels to its other Gulf of Mexico operations for fishing in 2014.

“In 2013 we advanced our goal of building a more balanced nutrition company, and while we made a tough, strategic decision to close our Cameron facility, we believe this will better position us for future growth as we consolidate operations and reallocate assets in the Gulf to create a more efficient fishing operation,” commented Bret Scholtes, Omega Protein's President and Chief Executive Officer. “Going forward, we expect to continue to experience robust demand for our products and our team remains focused on enhancing control over the manufacturing process, creating avenues for organic growth, and developing additional value-added products.”

It is not known at this time how many or which employees will be rehired at other Omega Protein facilities. Those employees at the Cameron facility who will not be offered positions will be offered financial assistance in addition to staffing placement opportunities.

The Company expects the closure process to begin immediately and to occur over the course of 12 to 24 months. The Company expects to recognize impairment, lease termination and employee-related charges of $8 to $12 million, primarily in the fourth quarter of 2013; additional decommissioning and other charges may also be recognized in the future.

About Omega Protein

Omega Protein Corporation (NYSE:OME) is a century old nutritional company that develops, produces and delivers healthy products throughout the world to improve the nutritional integrity of functional foods, dietary supplements and animal feeds. Omega Protein's mission is to help people lead healthier lives with better nutrition through sustainably sourced ingredients such as highly-refined omega-3 rich fish oil, specialty proteins and nutraceuticals.

Forward Looking Statements

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projections, predictions and estimates. Some statements in this press release may be forward-looking and use words like "may," "may not," "believes," "do not believe," "expects," "do not expect," "anticipates," "do not anticipate," "see," "do not see," "should," “likely,” or other similar expressions. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include:

1.	the expected benefits to be received and the expected costs and charges to be incurred in connection with the closing of the Cameron facility and redeployment of certain vessels;

2.	the timing of the closing of the Cameron facility and the redeployment of certain vessels;

3.	separation and severance amounts for employees that differ from original estimates because of the timing of employee terminations;

4.	amounts for non-cash charges relating to property, plant and equipment that differ from the original estimates;

5.	amounts for removal of facility improvements and/or for environmental assessment and any potential clean-up costs;

6.	amounts for equipment re-location costs that differ from original estimates;

7.	assumptions about future cost per ton and revenue per ton being incorrect; and

8.	assumptions about future fish catch by re-assigned fishing vessels being incorrect.

Other factors are described in further detail in the Company's filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form 10-Q and Form 8-K.

Contact:
Investor Relations
Email: hq@omegahouston.com
Phone: (713) 623-0060